UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 4									OMB APPROVAL
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).		STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP							OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response 0.5
(Print or Type Responses)	Filed prusuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1934 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol					6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Helck	Chester	B	Raymond James Financial (RJF)					Director		______ 10% Owner
(Last)	(First)	(Middle)	3. IRS or Social Security		4. Statement for			X Officer (give		______ Other (specify
			Number of Reporting		Month/Day/Year			title below)		below)
880 Carillon Parkway			Person (Voluntary)		November 19, 2002			COO and President of RJF
(Street)					5. If Amendment			7. Individual or Joint/Group Filing (Check Applicable Line)
					Date of Original			X Form filed by One Reporting Person
St. Petersburg	FL	33716			(Month/Day/Year)			Form filed by More than One Reporting Person
(City)	(State)	(ZIP)	Table I  ~~-~~  Non Derivative Securities Acquired, Disposed of , or beneficially Owned

1. Title of Security			2. Trans-	2A. Deemed	3. Trans-	4. Securities Acquired (A)			5. Amount of	6. Owner-
(Instr. 3)			action	Execution	action	or Disposed of (D)			Securities	ship
			Date	Date, if any	Code	(Instr. 3, 4 and 5)			Beneficially	Form:
				(Month/Day/Year	(Instr. 8)				Owned at	Direct
			(Month/						Following	(D) or
			Day/						Reported	Indirect
			Year)		Code V		(A) or		Transactions	(I)
Raymond James Financial, Inc. (RJF)						Amount	(D)	Price	(Instr. 3 and 4)	(Instr. 4)
RJF Common Stock			11/18/2003		G V	400	D		18,512	D
RJF Common Stock									2,452	I

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.										(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).										SEC 1474 (7-96)

FORM 4 (continued)	Table II ~~--~~ Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security	2. Conver-	3. Trans-	3.A Deemed	4. Trans-		5. Number or Deriv-		6. Date Exer-		7. Title and Amount of		8. Price	9. Number	10.Owner-
(Instr. 3)	sion or	action	Execution Date,	action		ative Securities Ac-		cisable and		Underlying Securities		of	of deriv-	ship
	Exercise	Date	if any	Code		quired (A) or Dis-		Expiration		(Instr. 3 and 4)		deriv-	ative	Form of
	Price of		(Month/Day/Year	(Instr. 8)		posed of (D)		Date				Secur-	Secur-	Security:
	Deri-	(Month/				(Instr. 3, 4, and 5)		(Month/Day/				ity	ities	Direct
	vative	Day/						Year)				(Instr.	Bene-	(D) or
	Security	Year)										5)	ficially	Indirect
													Owned	(I)
													at End	Instr. 4)
of deriv-
										Title			Month
								Date	Expira-		Amount or		(Instr. 4)
				Code	V	(A)	(D)	Exer-	tion		Number of
								cisible	Date		Shares

Employee Stock Option (Right to buy)								Current	1/18/2003	Common stock	4,800	22.1667
Employee Stock Option (Right to buy)								11/18/2002	1/18/2003	Common stock	1,200	22.1667
Employee Stock Option (Right to buy)								11/18/2002-11/18/2004	1/18/2005	Common stock	5,000	20.6250
Employee Stock Option (Right to buy)								11/28/04-01/28/06	1/28/2007	Common stock	6,000	32.0000	17,000	D

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations,									/S/ CHESTER B. HELCK				11/19/2002
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).									**Signature of Reporting Person				Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient.
see Instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
Page 2
SEC 1474 (7-96)